Exhibit 6.6

EXCLUSIVE SALES, MARKETING, MANUFACTURING AND DISTRIBUTION

AGREEMENT FOR HUMAN MARKET

Between

Cytonics Corporation

and

Christie Medical Holdings, LLC

Dated: April 27, 2020

Exclusive Sales, Marketing, Manufacturing and Distribution Agreement for the Human Market

This agreement (the “Agreement”), made effective as of the 27th day of April 2020, the (“Effective Date”) by and between:

Cytonics Corporation (“Cytonics”), a Florida Corporation, with principal place of business at 658 W. Indiantown Road, Suite 214, Jupiter, FL 33458, and Christie Medical Holdings (“CMH”), a [Delaware Limited Liability Company], with principal place of business at 200 Technology Park , Suite 1040, Lake Mary, FL 32746]. Cytonics and CMH shall each be referred to herein as a “Party” and collectively as “Parties”.

WHEREAS, Cytonics and CMH entered into a Binding Letter of Intent, dated October 8, 2019 (the “LOI”), pursuant to which the Parties agreed to enter into this Agreement;

WHEREAS, Cytonics is the owner of proprietary technology for diagnosing and treating joint and back pain in humans;

WHEREAS, CMH is a national company that markets, sells, and distributes products for the treatment of joint and back pain in humans;

WHEREAS, Cytonics desires CMH to be licensed to market, sell, distribute, manufacture (or have manufactured) the APIC System (“APIC” as defined herein), APIC New Products (including the APIC Mini), and the FACT diagnostic assay (“FACT
“) in the human markets of the United States of America (“USA”) on an exclusive basis and outside the USA in the human markets on an exclusive basis, and CMH agrees to market, sell, distribute, manufacture (or have manufactured) the APIC System, APIC New Products (including the APIC Mini), and FACT in the human markets of the United States of America (“USA”) on an exclusive basis and to market, sell, and distribute the APIC System, APIC New Products (including the APIC Mini), and FACT outside the USA in the human markets on an exclusive basis

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms have the following respective meanings:

1.1           “Affiliate” shall mean, with respect to any Person (as defined herein), any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

1.2           “Aggregate Product Sales” shall mean the revenue received by CMH from the sale of the APIC System and Related Products (as defined herein) by CMH and its Affiliates during any calendar quarter not including freight, postage, insurance and other shipping charges, sales and use taxes, custom duties, and any other governmental tax or charge (including income taxes) imposed on or at the time of production, importation, use, or sale of APIC, including any value added tax (VAT). Aggregate Product Sales will be calculated in accordance with GAAP and consistently applied by CMH.

1.3           “Agreement” shall mean this Exclusive Sales, Marketing, Manufacturing, and Distribution Agreement and all exhibits attached hereto.

1.4           “APIC System” and “APIC” shall mean the APIC PRP System and all associated products, whether or not designed, manufactured, patented, produced by or for Cytonics, including but not limited to the APIC Processing Kit (“APIC Kits”), the APIC Pump, and the APIC Centrifuge (the APIC Pump and the APIC Centrifuge known collectively as the “APIC Equipment”) as listed in Exhibit A, or any pump system or centrifuge designed or modified to work in conjunction with the APIC Kits and sold by CMH for the purpose of producing Autologous Therapeutic Products (as defined herein), and any other related products used in conjunction with the APIC System including stands, carts, or other disposable products (“Related Products”).

1.5           “APIC Kit” shall mean the disposable kits manufactured by Cytonics, CMH, their suppliers and Affiliates sold to Customers for the collection and processing of Autologous Therapeutic Products.

1.6           “APIC New Product” shall mean an improvement, new development, modification, enhancement or complete replacement to the APIC System for Human Applications (as defined herein) that is developed by Cytonics and is used for autologous Human Applications, including but not limited to the APIC Mini System (“APIC Mini System”), the APIC Cell Free System (“APIC Cell Free System”), and any other Autologous Therapeutic Products.

1.7          “Applicable Laws” shall mean, with respect to each Party, all laws, codes, ordinances, statutes, rules, regulations, orders, decrees, judgments, injunctions, notices or binding agreements promulgated or entered into by any Governmental Authority having jurisdiction over such Party or such Party’s obligations under this Agreement, as the same may be amended, modified or repealed from time to time, including, without limitation, the Regulatory Requirements.

1.8           “Autologous Therapeutic Products” shall mean a therapeutic product derived from a patient’s own blood or tissue.

1.9           “Business Day” shall mean any day other than a Saturday, Sunday or bank or other national public holidays in the USA.

1.10         “Clinical Trial” shall mean the human clinical study for the APIC Mini System.

1.11         “Commercially Reasonable Efforts” shall mean with respect to the efforts to be expended by a Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances for such Party’s benefit exclusive of the other Party, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the product, and other relevant commercial factors.

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1.12         “Customers” shall mean physicians, physician practice groups, hospitals and clinics treating any and all species of humans, and any other party purchasing the APIC System and the Related Products.

1.13         “Cytonics Technology” shall mean all Diagnostic and Therapeutic Technology developed by Cytonics.

1.14         “FDA” shall mean the U.S. Food and Drug Administration or any successor agency thereto.

1.15         “FACT” shall mean the Fibronectin-Aggrecan Complex Test

1.16         “GAAP” shall mean generally accepted accounting principles as in effect from time to time in the USA.

1.17         “Governmental Authority” shall mean any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

1.18         “IDE” shall mean any Investigational Device Exemption application, as contemplated by Section 505(i) of the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder, filed with the FDA pursuant to Part 812 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IDE shall include, to the extent applicable, any comparable filing(s) outside the United States necessary to commence or conduct clinical trials.

1.19         “IND” shall mean any Investigational New Drug application, as contemplated by Section 505(i) of the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder, filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the United States necessary to commence or conduct clinical trials.

1.20        “Instructions for Use” shall mean the insert to be included in each APIC Kit setting forth the instructions for use of the APIC Kit in conjunction with the APIC System. A copy of the Instructions for Use is attached as Exhibit C.

1.21        “Know-how” shall mean all inventions, discoveries, improvements, trade secrets and proprietary methods and materials, whether or not patentable, including, but not limited to, samples of, methods of production or use of, and structural and functional information pertaining to, chemical compounds, proteins or other biological substances; other data; formulations; techniques; and know-how.

1.22         “Marks” shall mean the trademarks owned by Cytonics listed on Exhibit B.

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1.23         “Non-autologous Therapeutic Products” shall mean therapeutic products not derived from the blood or tissue of the patient.

1.24         “Options” shall mean the options for first right of negotiation granted by Cytonics to CMH under Article 8 of this Agreement.

1.25         “Patents” shall mean the rights and interests in and to issued patents and pending patent applications set forth on Exhibit D, including all substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof, whether owned or in-licensed with the right to sublicense and any foreign equivalents thereof.

1.26         “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a Governmental Authority or any other entity or organization.

1.27         “Regulatory Requirements” shall mean the Federal Food, Drug, and Cosmetic Act, Good Clinical Practices, the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated from time to time thereunder (“HIPAA”), Title 21 of the Code of Federal Regulations, including Parts 50, 56, 312, 812 (as applicable) and any applicable foreign counterparts.

1.28         “Sales Year” shall mean four (4) successive calendar quarters starting with the first calendar quarter after the Effective Date and repeating thereafter for successive four (4) calendar quarters for each year during the Term.

1.29         “Specifications” shall mean the written specifications and instructions provided by Cytonics, as further described in Exhibit E, regarding the bill of material, purchasing specifications, assembly, manufacturing, production and use of APIC.

1.30         “Technology” shall mean the Patents and Know-how of a Party.

1.31         “Term” shall have the meaning set forth in Section 3.1.

1.32         “Territory” shall mean all states in the United States of America and all international markets.

1.33         “Therapeutic Field” shall mean the treatment of Human Applications.

1.34         “Third Party” shall mean a person or entity other than the Parties or Affiliates thereof.

1.35         “Human Applications” shall mean all conditions, maladies, and diagnosis involving pain, inflammation, or degradation of joints and spinal discs in humans.

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2.	APPOINTMENT OF DISTRIBUTOR; RESTRICTIONS

2.1           Appointment. Subject to the limitations set forth below, Cytonics hereby appoints CMH, and CMH hereby accepts such appointment, as the exclusive distributor of the APIC System, in the Territory and in the Therapeutic Field, to market and distribute the APIC System, and all Related Products to Customers for Human Applications in accordance with the terms and conditions of this Agreement.

2.2           Affiliates and Distributors. CMH is hereby authorized to use its Affiliates and their respective distributors in connection with its appointment hereunder and the performance of its obligations hereunder; provided, however, that CMH shall be responsible for 1) Collection and accounting of all sales revenues, and 2) Any breach of this Agreement, by any such Affiliates or distributors.

2.3           Restrictions. CMH’s appointment is limited to the marketing and sale of the APIC System to Customers for Human Applications in the Territory and in the Therapeutic Field, and does not include any other products or services of Cytonics, except for the APIC System. CMH shall ensure that each APIC Kit delivered to a Customer will include a copy of the Instructions for Use.

3.	TERM

3.1           The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in full force and effect thereafter for a period of ten (10) years and, unless terminated pursuant to Section 17.1, it shall be automatically renewed (the “Renewal”) for an additional successive five (5) year term. Notwithstanding the Renewal, this Agreement is, and shall always be interpreted as, a fixed term contract and not a contract of indefinite duration.

4.	LICENSE GRANTS

4.1          Technology License. Subject to Section 5.1, during the Term and subject to the terms of this Agreement, Cytonics hereby grants to CMH, and CMH hereby accepts a non-transferable, exclusive, personal license for the APIC System and FACT diagnostic, without the right to sell or grant sublicenses (except sublicenses to CMH’s Affiliates, distributors and one or more Third Party Suppliers engaged by CMH to assemble, produce, and package APIC Kits or APIC Equipment), solely to assemble and have assembled the APIC System for the purpose of marketing and distributing the APIC System for Human Applications. For the avoidance of doubt, CMH shall not have any rights or options to the Cytonics Non-autologous Therapeutic Products as defined in Section 1.22 of this Agreement. Cytonics shall not market (including promotion and similar activities) or distribute the APIC System and FACT diagnostic for Human Applications.

4.2           Trademark License. Cytonics hereby grants CMH, and CMH hereby accepts, a non-transferable, non-exclusive, personal license to use the Marks and other commercial symbols of Cytonics designated by Cytonics from time-to-time, only in connection with the promotion, marketing, advertising and sale of APIC and FACT for Human Applications. CMH shall comply with Cytonics’ trademark guidelines and instructions regarding use of the Marks as set forth on Exhibit F. Except as provided in this Section 4.2 and in Exhibit F, no other use of the Marks is authorized.

4.3           Section 365(n) of the Bankruptcy Code. Notwithstanding Section 16.1, all rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Each Party shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction. Upon the bankruptcy of either Party, the other Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the other Party, unless the party that is in bankruptcy elects to continue, and continues, to perform all of its obligations under this Agreement.

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5.	OBLIGATIONS OF CMH

5.1          Commercially Reasonable Efforts. CMH shall, at all times during the Term, use Commercially Reasonable Efforts to develop the market for the APIC System and FACT diagnostic for Human Applications and to promote, market and sell the APIC System and FACT diagnostic. If CMH fails to meet its payment obligations, as defined in Section 9.3 (c), or if CMH has not used Commercially Reasonable Efforts to commercialize APIC, then the licenses granted to CMH in Sections 4.1 and 4.2 shall terminate and CMH’s appointment as the exclusive distributor of the APIC System under Section 2.1 shall terminate; provided, however, that prior to any such termination pursuant to this Section 5.1, Cytonics shall provide written notice to CMH and CMH shall have sixty (60) days following receipt thereof (the “Cure Period”) to comply with its obligations under this Section 5.1; CMH’s exclusive rights hereunder shall continue during any Cure Period and if CMH complies with its obligations under this Section 5.1 during the Cure Period or the Extension Period, as applicable, CMH’s exclusive rights hereunder shall continue uninterrupted during the Term unless this Agreement is otherwise terminated pursuant to Section 16.1.

5.2          CMH General Obligations. In addition to the other obligations of CMH set forth herein, CMH’s obligations under this Agreement during the Term shall consist of the following:

a.                  promoting and selling the APIC System to Customers in the Territory through CMH’s trained field sales representatives, and soliciting orders from current and potential Customers within the Territory;

b.                  consulting with and furnishing information to Cytonics concerning Customers’ requirements and other matters that may affect sales of the APIC System in the Territory;

c.                  being responsible for reporting to Cytonics all information in CMH’s possession or of which CMH is aware, upon reasonable request by Cytonics, to enable Cytonics to ensure that the APIC System meets all Applicable Laws;

d.                  refraining from any act or practice that reasonably might tend to adversely reflect upon Cytonics;

e.                  furnishing to Cytonics for prior review and approval copies of all proposed marketing materials in accordance with Section 5.4(a) and refraining from or discontinuing the use of any marketing materials which, in the reasonable opinion of Cytonics, are false or misleading or may subject Cytonics to liability;

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f.                   providing to Cytonics a Marketing Plan and forecasts during the Term in accordance with Section 5.4 (b) and 5.4(c);

g.                  refraining from (i) acting in any manner that could expose Cytonics to any liability beyond such exposure as is inherent in connection with offering a product in the market and Territory as is contemplated by this Agreement and (ii) pledging or purporting to pledge Cytonics’ credit;

h.                  informing Cytonics of any infringements of its patents, trademarks and other proprietary rights known to CMH and using Commercially Reasonable Efforts to assist Cytonics in the safeguarding of such legal rights at Cytonics’ sole expense; and

i.                   not marketing, promoting, soliciting, or, directly or indirectly, knowingly selling the APIC System or allowing the APIC System to be sold for use in any application other than for Human Applications.

j.                   not marketing, selling, or distributing a product that is directly competitive to the APIC System, with regards to its use as a treatment for human conditions.

5.3          Distribution and Sale. CMH shall be responsible for all costs associated with the promotion, marketing, distribution and sale of the APIC System in the Territory, including, without limitation, taxes, imposts, charges and assessments levied by any Governmental Authority in connection with the purchase and sale of the APIC System in the Territory or any other administrative expenses.

5.4          Promotion.

a.                  CMH shall actively promote the APIC System throughout the Territory at its own expense. The methods by which CMH shall promote the APIC System shall be within its sole discretion, subject to compliance with Applicable Law and the terms hereof. CMH shall be responsible for: (i) the distribution of promotional materials; and (ii) the translation and distribution of such materials as well as all instructional materials provided to CMH by Cytonics (such promotional and instructional materials, collectively, the “Cytonics Promotional Material”), as necessary to meet legal or business requirements in fulfilling its obligations hereunder and to develop the market for the APIC System in the Territory; provided, however, that CMH shall have no obligation to use any Cytonics Promotional Material that CMH determines in its sole discretion does not comply with Applicable Laws or will not benefit the promotion of the APIC System throughout the Territory. CMH shall have the right to modify, amend or supplement any Cytonics Promotional Materials so that they comply with Applicable Laws and/or benefit the promotion of the APIC System throughout the Territory. CMH further agrees that Cytonics shall own all copyright and other rights to and interests in any such Cytonics Promotional Material (including translations thereof) and shall undertake any necessary action to perfect such rights and interests, including the written assignment to Cytonics, upon request, of all such rights and interests. CMH may produce and distribute its own promotional materials with respect to the APIC System, (such promotional materials, collectively, the “CMH Promotional Materials”); provided, however, that (i) all CMH Promotional Materials shall comply with Applicable Laws and (ii) prior to the use of the CMH Promotional Materials, CMH shall provide copies thereof to Cytonics for its review and approval at least thirty (30) days prior to the intended date of distribution thereof. If for any reason, Cytonics does not object to the CMH Promotional Materials provided for review within 30 days of receipt of the materials, such objection to be made in writing sent to CMH, then CMH shall be allowed to proceed with the distribution of the materials without further review or approval from Cytonics. CMH shall own all CMH Promotional Material, however Cytonics will have a non-exclusive right to use the CMH Promotional Material that will survive the termination or expiration of this agreement.

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b.                  Marketing Plan; Market Information. Within thirty (30) days after the Effective Date, and within thirty (30) days after the beginning of each Sales Year thereafter during the Term, CMH shall submit to Cytonics a plan that details the marketing activities to be conducted with respect to the APIC System during such Sales Year, which plan will outline the strategic marketing objectives and activities. Upon reasonable request by Cytonics, CMH shall also provide current market information in CMH’s possession to Cytonics, including, without limitation, general economic trends and conditions affecting the industry, competitor activities, Customer attitudes and reactions, and other relevant information.

c.                  Forecasting. To ensure that CMH has adequate inventory to sell and market the APIC System, on or before the first day of each calendar quarter, CMH shall provide Cytonics with an updated rolling forecast for the following twelve (12) months of the number of APIC Kits that CMH reasonably and in good faith believes it will require, the current number of APIC kits in inventory, and CMH’s plan for ordering additional components and kits from its suppliers to maintain sufficient inventory pursuant to Section 5.7(b).

5.5          Staff. CMH shall maintain a staff of competent, marketing, technical and support personnel necessary to properly demonstrate, market and sell the APIC System in the Territory.

5.6          Training of Staff. CMH shall be responsible for the instruction and training of its personnel as may be necessary to effectively promote, market, distribute, and sell the APIC System in the Territory. CMH shall ensure that its sales and support personnel are thoroughly trained and conversant with the technology language relating to the APIC System, and shall develop sufficient knowledge of the APIC System (including its Specifications, features and benefits) and other products competitive with the APIC System, so as to be able to explain in detail to potential Customers the differences between the APIC System and such competitive products. Cytonics will offer training regarding the APIC System and FACT diagnostic, at Cytonics’ expense, to all CMH sales employees; provided, however, that CMH shall reimburse Cytonics for Cytonics’ pre-approved out of pocket expenses incurred with respect to any such training including all travel expenses.

5.7          Contract Manufacturing.

a.                  Contract Manufacturer. Promptly following the Effective Date, but in no event later than ninety (90) days after the Effective Date, CMH shall enter into an agreement with a contract manufacturer deemed reasonably acceptable to Cytonics (the “Contract Manufacturer”), such acceptance by Cytonics will not be unreasonably withheld, pursuant to which the Contract Manufacturer will perform or contract sub-suppliers to perform all ordering, manufacturing, assembly, packaging, sterilization, testing, warehousing, and order fulfillment functions (the “Contract Manufacturing”) with respect to the APIC System (the “Contract Manufacturer Agreement”). For the avoidance of doubt, neither Cytonics nor any of its Affiliates shall be the primary party to the Contract Manufacturer Agreement, however Cytonics will be named the beneficiary if the Contract Manufacturing Agreement should this agreement terminate pursuant to Article 16. CMH shall negotiate the Contract Manufacturer Agreement with the Contract Manufacturer in consultation with Cytonics, and CMH shall not execute any Contract Manufacturer Agreement without the prior written approval of Cytonics. CMH shall cause the Contract Manufacturer Agreement to allow Cytonics full access to information (both hard copy and on-line access) relating to the Contract Manufacturing performed by the Contract Manufacturer under the Contract Manufacturer Agreement. CMH shall pay all fees charged by the Contract Manufacturer under the Contract Manufacturer Agreement.

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b.                  Sufficient Inventory. CMH shall, or shall cause the Contract Manufacturer to, at CMH’s sole expense, procure the components of and assemble the APIC System in accordance with the Specifications, which shall be mutually agreed upon, and CMH shall maintain a sufficient inventory of APIC Kits and Equipment, based on CMH’s reasonable judgment, in order to support its promotion of the APIC System. Cytonics shall, at CMH’s request and at Cytonics’ expense, provide necessary training and assistance in the assembly of the APIC Kits and Equipment, including, without limitation, providing formulae, instructions, know-how, current standard operating procedures, safety performance data sheets, shelf life data and other operational information; provided, however, that CMH shall reimburse Cytonics for Cytonics’ pre-approved out of pocket expenses incurred with respect to any such training or assistance including all travel expenses.

c.                  Distribution; Collection and Shipment. CMH will be responsible for producing APIC Kits in sufficient quantities to satisfy the forecasted demand. All APIC Kits will be marked with the lot and expiration date, and CMH will be responsible for controlling all APIC Kits distributed and manage the return and disposal of any APIC Kits that are not used prior to the expiration date or that must be returned by the Customers or removed from the market for any reason.

d.                  Quality Control. CMH shall perform or cause to be performed at its expense, quality control and testing procedures that are designed to verify that each APIC Kit conforms to the Specifications and to satisfy all applicable regulatory requirements. CMH shall obtain and maintain all permits, licenses, registrations and other governmental authorizations and approvals necessary to assemble, supply, market, distribute and sell the APIC System.

e.                  Design Changes. CMH will not make any changes to the APIC System without written permission from Cytonics.

f.                   Facility Audits. CMH will allow visits and/or audits of the Contract Manufacture and of CMH by Cytonics, Cytonics notified body, or by other regulatory bodies, if required.

5.8          Quality Document Maintenance. CMH shall maintain and keep documentations and records related to all products impacted by this Agreement in accordance with FDA GMP quality guidelines and regulatory requirements. CMH must offer the records to Cytonics at the end of their record retention time. CMH will own and control the Regulatory Approval for the APIC System and will be listed as the manufacture of record, provided that this agreement is in effect, and CMH or its affiliates will be listed as the agent or distributor, if and when required. In the event that this agreement terminates pursuant to Article 16, CMH will inform the FDA that it is no longer the manufacturer of record and name Cytonics as the new manufacturer of record, and provide Cytonics with all quality documentation.

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5.9          Complaints. CMH shall notify Cytonics promptly of the receipt of any complaints or communications, received from Customers, related to the APIC System and shall forward all such complaints and communications to Cytonics along with all related information available to CMH as soon as practicable but in no event later than five (5) Business Days after receipt by CMH. Cytonics shall respond to such complaints within five (5) Business Days after receipt of such complaints.

5.10        Recalls. CMH shall be responsible for handling all recalls as required by applicable laws and regulations in the territory. If a recall is related to design or manufacturing, which was provided by Cytonics and/or regulatory registration of the APIC System, Cytonics shall pay for all costs and expense incurred by CMH in responding to the recall. If the complaint is related to design or manufacturing, which was provided by CMH, CMH shall provide all product relevant documentation and data analysis to Cytonics and pay for all costs and expenses incurred by Cytonics in responding to the recall.

5.11        Compliance. CMH’s performance hereunder shall be in compliance with all Applicable Laws. CMH shall be responsible, at its own expense, for the filing of all documents and obtaining of all permits, authorizations and the like required by Applicable Laws, and providing to Cytonics promptly upon Cytonics’ request, reasonable evidence of such compliance.

5.12        Insurance. CMH shall secure and maintain during the Term an insurance policy or policies, or other adequate forms of protection (including self-insurance, to the extent approved by Cytonics, such approval not to be unreasonably withheld) covering claims, including product liability, workmen’s compensation, personal injury, fire, theft, death, property damage or otherwise, arising from CMH’s business. Such policy or policies shall include general liability coverage of not less than $1,000,000 per person and $1,000,000 combined single limit per accident for bodily injury and property damage coverage of $1,000,000. CMH shall furnish Cytonics with certificates evidencing all such insurance, which certificates shall contain provisions requiring the insurance carriers to give Cytonics at least thirty (30) days prior written notice of any cancellation or material change in any such policy. Cytonics shall be an additional named insured on such policy or policies.

6.	OBLIGATIONS OF CYTONICS

In addition to the other obligations of Cytonics set forth herein, Cytonics’ obligations under this Agreement during the Term shall consist of the following:

6.1          Promotional Items. Cytonics shall make available to CMH, at no charge to CMH, draft copies of marketing and instructional material for modification and publishing by CMH. Cytonics shall own the copyright of such materials, including any modifications made by CMH.

6.2          Training. Cytonics shall make available the training described in Section 5.6.

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6.3          APIC Kits. Cytonics shall provide training and technical assistance with respect to the assembly of APIC as set forth in Section 5.7(b).

6.4          APIC New Product. Cytonics shall provide written notice to CMH of any Autologous Therapeutic Products that it develops during the Term and, upon request by CMH, shall negotiate in good faith with CMH the exclusive license for such product as set forth in Article 8.

6.5          Consultation with CMH. Cytonics shall consult with and furnish information to CMH concerning Customers’ requirements and other matters that may affect sales of the APIC System in the Territory.

6.6          Compliance. Cytonics shall be responsible for reporting to CMH all information in Cytonics’ possession or of which Cytonics is aware, upon reasonable request by CMH, to enable CMH to ensure that the APIC System meets all Applicable Laws.

6.7          Adverse Acts. Cytonics shall refrain from any act or practice that reasonably might tend to adversely reflect upon CMH.

6.8          Liability. Cytonics shall refrain from (i) acting in any manner that could expose CMH to any liability beyond such exposure as is inherent in connection with introducing a product, such as the APIC System into the market and Territory as is contemplated by this Agreement and (ii) pledging or purporting to pledge CMH’s credit.

6.9          Infringement. Cytonics shall inform CMH of any infringements of Cytonics’ patents, trademarks and other proprietary rights known to Cytonics.

6.10        R&D Activities. Cytonics shall keep CMH reasonably apprised of any and all existing autologous product development activities directly related to Human Applications.

6.11        Applicable Laws. During the Term, Cytonics shall comply with all Applicable Laws.

6.12        Quality Control and Inspections. CMH shall obtain and maintain the FDA 510(k) clearance for the APIC System. Cytonics shall allow CMH or its designee, upon fifteen (15) days advance written notice, no more than once annually, to audit Cytonic’s files in order to verify that all FDA 510(k) approvals necessary to offer the APIC System are current.

6.13        FACT Diagnostic. Cytonics shall continue to process the FACT samples in Cytonics’ in-house laboratory and maintain the database of results for the duration of the contract, or until CMH establishes a CLIA-certified laboratory.

7.	PRICING.

7.1           CMH shall, from time to time, establish a price for the APIC System in the Territory, which shall be promptly provided to Cytonics in writing following its determination by CMH. Nothing contained herein shall be deemed to limit in any way the right of CMH to determine the prices or terms upon which the APIC System may be sold by CMH. CMH may sell the APIC Kit and the APIC Equipment and related products at any price determined by CMH. Notwithstanding CMHs’ right to establish the price for the APIC System, for a period of 12 months following the Effective Date of this Agreement, Cytonic’s physician investors and their affiliate practices shall continue to be allowed to purchase APIC Kits without an increase in price from the price last paid, and any research institution that Cytonics authorizes to conduct a clinical trial on the APIC System, will be allowed by CMH to purchase kits at a cost of $500 per unit, or alternatively Cytonics will be allowed to purchase the kits for shipment to the research institution at cost of $500 per unit.

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8.	OPTIONS

8.1          APIC Mini Option. CMH has the right, but not the obligation, to develop, market, distribute, and sell the APIC Mini System, on an exclusive basis in the United States and in the international markets, as per terms outlined in Exhibit H.

8.2          Cytonics hereby grants CMH the right to offer, sell, market, and distribute the APIC System for Human Applications on an exclusive basis in all countries outside the USA, upon receipt of regulatory approval by a Governmental Authority (“Regulatory Approval”), for the term of this agreement. In any country outside of the USA that CMH shall attempt to sell the APIC System, CMH shall obtain and maintain all required Regulatory Approval, and shall be responsible for all costs and expenses incurred in obtaining and maintaining such Regulatory Approval. Cytonics will comply with all reasonable requests from CMH for acquisition and maintenance of documentation required for Regulatory Approval at CMH’s expense. Upon request of CMH, Cytonics shall furnish CMH with all necessary documents and provide CMH with any other information or material it requests to enable CMH to gain Regulatory Approval for the APIC System. In all cases, CMH will own and control the Regulatory Approval and will be listed as the manufacture of record, and CMH or its affiliates will be listed as the local agent of record.

9.	PAYMENT

9.1          Contingent Payment. CMH shall pay to Cytonics a nonrefundable payment in the amount of Four Hundred and Fifty Thousand Dollars ($450,000), with the first Fifty Thousand Dollars to be paid within 30 days of the Effective Date, and the remaining $400,000 to be amortized over five (5) equal payments at the beginning of each calendar year (Exhibit G).

9.2          Intentionally left blank.

9.3          Royalty Payment.

a.                  Billing and Collections. CMH shall be responsible for all billing and collection with respect to the sales of the APIC system and any other APIC New Products.

b.                  10% Royalty. Subject to the terms and conditions of this Agreement, CMH shall pay Cytonics a portion of the revenue generated from sales and distribution of the APIC System, other APIC New Products, and FACT diagnostic equal to 10.0% of the Aggregate Product Sales (the “Royalty Payment”). Such Royalty Payments shall be made within thirty (30) after the end of each calendar quarter during a calendar year and shall be accompanied by a written report, setting forth, for the immediately preceding calendar quarter, the:

(i)	Number of APIC Kits, FACT diagnostic assays, and APIC Equipment sold;

(ii)	Aggregate Product Sales applicable to each calendar quarter; and

(iii)	Calculation of the Royalty Payment.

c.                  APIC Royalty Guaranteed Quarterly Minimums. CMH agrees to pay to Cytonics a minimum royalty as follows: The Royalty Payment will be no less than Fifty Thousand Dollars ($50,000) for Q3 and Q4 of 2020 and each of the four calendar quarters of 2021, no less than Sixty Thousand Dollars ($60,000) for each of the four calendar quarters of 2022 and each of the four calendar quarters of 2023, no less than Sixty Five Thousand Dollars ($65,000) for each of the four calendar quarters of 2024, no less than Seventy Thousand Dollars ($75,000) for each of the four calendar quarters of 2025,and no less than Seventy Five Thousand Dollars ($75,000) for each of the four calendar quarters of 2026 through 2029. For avoidance of doubt, the guaranteed minimum Royalty Payment paid by CMH to Cytonics will be as follows:

Royalty Payment Period	Minimum Due
Q3 2020 through 2021	US $50,000
2022 through 2023	US $60,000
2024	US $65,000
2025	US $70,000
2026 through 2029	US $75,000

d.                  FACT Royalty Guaranteed Minimums. CMH agrees to pay to Cytonics the $2,000 per month of the FACT diagnostic until such time that CMH performs their own FAC Testing.

9.4          Audits and Records. CMH shall maintain complete and accurate books and records in accordance with GAAP (to the extent appropriate) in sufficient detail to permit Cytonics to confirm the accuracy of sales, milestones, Aggregate Product Sales, Royalty Payments and other compensation payable under this Agreement, for a period of ten (10) years from the creation of individual records or any longer period required by Applicable Laws. At Cytonics’ request, such records going back no more than three (3) years shall be available for review not more than once each calendar year (during normal business hours on a mutually agreed date with reasonable advance notice) by an independent Third Party auditor selected by Cytonics and approved by CMH (such approval not to be unreasonably withheld, conditioned, or delayed) and subject to confidentiality and non-use obligations no less stringent than those set forth in Article 14 for the sole purpose of verifying the accuracy of the financial reports furnished by CMH or of any payments made by CMH to Cytonics pursuant to this Agreement; provided, however, that no calendar quarter may be reviewed more than once. Any such auditor shall not disclose CMH’s Confidential Information to Cytonics, except to the extent such disclosure is necessary to verify the accuracy of the financial reports or the amount of payments due by CMH under this Agreement. Any amounts shown to be owed but unpaid or overpaid and in need of reimbursement shall be paid or refunded (as the case may be) within thirty (30) days after the auditor’s report. Cytonics shall bear the full cost of such audit unless such audit reveals an underpayment by CMH of five percent (5%) or more during the applicable audit period, in which case CMH shall bear the full cost of such audit.

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9.5              Currency; Late Fees; Taxes.

a.                   When calculating Aggregate Product Sale, the amount of such sales in foreign currencies shall be converted into United States Dollars in a manner consistent with currency exchange rates as published in the Wall Street Journal as of the date CMH received the payment.

b.                  Each Party shall comply with applicable tax authority guidelines regarding filing and reporting for income tax purposes. Neither Party shall treat their relationship under this Agreement as a partnership or as a pass-through entity for tax purposes. The Parties agree that any taxes that CMH is required by Applicable Laws to withhold from amounts payable to Cytonics under this Agreement shall be deducted by CMH from the amounts paid to Cytonics hereunder at the rate(s) required by Applicable Laws, and shall be promptly paid to the appropriate Governmental Authority on behalf of Cytonics. CMH shall promptly provide to Cytonics receipts from the government or taxing authority evidencing payment of such taxes, if available, or other written proof of payment if official receipts are not available, and shall provide reasonable assistance to Cytonics to obtain refunds or tax credits therefor.

10.	REPRESENTATIONS AND WARRANTIES

10.1          Of CMH. CMH represents and warrants to Cytonics as follows:

a.                   it has full limited liability company power and authority to enter into and carry out its obligations under this Agreement;

b.                  the execution, delivery and performance of this Agreement will not conflict with, are not inconsistent with and will not result in any breach of any terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under any agreement, contract, document or instrument to which CMH is a party or by which it is otherwise bound;

c.                   this Agreement has been duly executed and delivered by CMH and constitutes the legal, valid and binding obligation of CMH, enforceable against CMH in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies, regardless of whether any such remedy is considered in a proceeding at law or equity (collectively, “Bankruptcy Laws and Equitable Principles”);

d.                  no authorization, consent, approval or similar action of or by any Third Party is required for or in connection with CMH’s authorization, execution, delivery or performance of this Agreement;

e.                   it has the requisite capabilities, experience, resources and personnel to perform its marketing and distribution obligations hereunder;

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f.                    it is in compliance with Applicable Laws and has obtained all necessary permits and approvals to perform its obligations under this Agreement; and

g.                  it has not employed and will not employ any individual or entity that has been debarred by the FDA (or subject to a similar sanction of a foreign equivalent).

10.2          Of Cytonics. Cytonics represents and warrants to CMH as follows:

a.                   it has full corporate power and authority to enter into and carry out its obligations under this Agreement;

b.                  the execution, delivery and performance of this Agreement will not conflict with, are not inconsistent with and will not result in any breach of any terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under any agreement, contract, document or instrument to which Cytonics is a party or by which it is otherwise bound;

c.                   this Agreement has been duly executed and delivered by Cytonics and constitutes the legal, valid and binding obligation of Cytonics, enforceable against Cytonics in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles;

d.                  the performance of the APIC System will not constitute a misappropriation of, or, to Cytonics’ knowledge, infringe upon, any Third Party’s intellectual property rights;

e.                   it has obtained all necessary permits and approvals to perform its obligations under this Agreement;

f.                    the labeling of the APIC Kit comply with Applicable Laws, and

g.                  no authorization, consent, approval or similar action of or by any Third Party is required for or in connection with Cytonics’ authorization, execution, delivery or performance of this Agreement.

11.	LIMITATION OF LIABILITY

11.1          LIMITATION ON LIABILITY AND DAMAGES. EXCEPT WITH RESPECT TO OBLIGATIONS OF INDEMNIFICATION OR A BREACH OF ARTICLE 14, IN NO EVENT SHALL EITHER PARTY BE LIABLE, WHETHER IN CONTRACT, TORT, WARRANTY, OR UNDER ANY STATUTE, OR ON ANY OTHER BASIS FOR SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, MULTIPLE OR CONSEQUENTIAL DAMAGES SUSTAINED BY THE OTHER PARTY ARISING OUT OF SUCH PARTY’S PERFORMANCE OR FAILURE TO PERFORM ITS OBLIGATIONS HEREUNDER, WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2          Enforceability of Limitations. CMH shall adhere to the stated warranties, exclusions and limitations of Cytonics applicable to the APIC System (the “Cytonics Warranty”) and shall not make, warrant or extend any right in excess of the Cytonics Warranty except as may be required by Applicable Laws. CMH shall promptly notify Cytonics in writing of any warranties in excess of the Cytonics Warranty extended by CMH pursuant to Applicable Laws.

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12.	PROPRIETARY RIGHTS

12.1          No Ownership By CMH. Subject to the rights granted hereunder, CMH shall not acquire any right, title or interest in or to the Cytonics' Technology now or hereafter covering or applicable to any Therapeutic Product, Diagnostic Product or Service, nor in or to any APIC New Product, invention or improvement made by Cytonics, its Affiliates or their respective employees, agents or consultants, now or hereafter embodied in any Therapeutic Product, Diagnostic Product or Service, whether or not such invention or improvement is patentable under the laws of any country.

13.	PATENT PROSECUTION; ENFORCEMENT OF PATENT AND TRADEMARKS

13.1          Prosecution.

a.       During the Term, Cytonics shall file, record, prosecute, and maintain all Patents within the Cytonics Technology in the Territory, with the expense incurred with respect thereto being paid by Cytonics. Each Party shall keep the other Party reasonably informed, and shall respond to all reasonable requests for information, regarding Cytonics Technology or Marks. CMH shall not have the right to review and approve any pending applications and other proceedings, however they may make recommendations to Cytonics concerning such actions with respect to the patents included in the Cytonics Technology.

b.       With respect to the Cytonics Technology, in any jurisdiction, if Cytonics elects not to:

(i). prosecute (e.g., prepare and file a patent application) or maintain any Cytonics Technology in a particular jurisdiction;

(ii)       take any other action to prevent the forfeiture of commercially valuable rights with respect to any Cytonics Technology in a particular jurisdiction that is reasonably necessary to establish or preserve such commercially valuable rights in such jurisdiction; or

(iii)       pay the costs associated with the prosecution or maintenance of any Cytonics Technology, or such other action in any particular jurisdiction to challenge the validity of a patent right (each of the foregoing a “Requested Prosecution Action”) then in each such case Cytonics shall so notify (“Non-Prosecution Notice”) CMH promptly in writing that it has made such an election. Cytonics shall provide such Non-Prosecution Notice to CMH on or before a date that it reasonably believes would provide CMH with sufficient time to enable CMH to meet any deadlines known to Cytonics by which the Requested Prosecution Action must be taken to establish or preserve commercially valuable rights in the jurisdiction to which such Requested Prosecution Action relates. On receipt of any Non-Prosecution Notice, CMH shall have the right but not the obligation to take the Requested Prosecution Action at its own expense, and to take over prosecution of the patent or other Intellectual Property that was subject to the Non-Prosecution Notice, and Cytonics shall cooperate fully with CMH with respect to any such action. CMH shall be deemed to have received a Non-Prosecution Notice with respect to any Requested Prosecution Action if Cytonics shall not have taken the Requested Prosecution Action within thirty (30) Business Days of a written request by CMH that Cytonics take such action.

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13.2          Enforcement.

a.                   In the event that either Party becomes aware of any product or service that is made, used, performed or sold or any action that it believes infringes or misappropriates (such infringement or misappropriation, the “Infringement”) the Cytonics Technology or the Marks anywhere in the world, such Party will promptly advise the other of all the relevant facts and circumstances known to such first-mentioned Party in connection with such Infringement.

b.                  Cytonics shall have the right, but not the obligation, to bring an action against any Third Party suspected of Infringement of the Cytonics Technology or Marks, and to control the defense of any counterclaim or declaratory judgment action alleging invalidity or non-infringement (or other action) relating thereto. In the event that Cytonics chooses not to take action with respect to such Infringement, CMH shall have the sole right, but not the obligation to prosecute or seek to end, at its own expense, any Infringement of the Cytonics Technology or Marks (in either case, CMH or Cytonics shall be the “Primary Enforcement Party”). If CMH pursues any Infringement action, it shall be entitled to retain the proceeds of such action. If Cytonics pursues any Infringement action, Cytonics shall be entitled to retain the proceeds of such action.

c.                   When the Primary Enforcement Party takes action to prosecute any Infringement, it shall be responsible for all costs of prosecuting such Infringement. The Primary Enforcement Party shall keep the other Party reasonably informed of the progress of any action taken in connection with any Infringement.

d.                  Each Party agrees to cooperate with the Primary Enforcement Party in any litigation matter that the Primary Enforcement Party brings against a Third Party to enforce the rights in the Cytonics Technology and the Marks and to join the Primary Enforcement Party as a party to such lawsuit if (i) requested by the Primary Enforcement Party and (ii) if the Primary Enforcement Party agrees to (A) reimburse all of the other Party’s reasonable litigation expenses, including attorney fees, in such lawsuit, and (B) pay a reasonable hourly consulting fee for use of the other Party’s personnel in connection with such lawsuit.

13.3          Defense.

a.                   If either CMH or Cytonics, or both of them, are sued by a Third Party alleging that the performance of the APIC System infringes any intellectual property rights of such Third Party, the Party who is sued shall immediately give the other Party written notice of same.

b.                  If proceedings as described in Section 13.3 are brought, Cytonics shall have the right to defend such action on behalf of the Parties and any reasonable expenses or costs incurred by Cytonics in connection with such action(s), and any costs or amounts awarded to the counterparties in such action(s) shall be fully borne by Cytonics and any recovery in such action shall be retained by Cytonics in full.

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13.4          Cooperation; Settlement.

a.                   The Parties agree to provide each other with reasonable cooperation in the defense of any claims brought against the other Party in connection with the substance of this Agreement and shall join any such litigation as a party if required by Applicable Law. The Parties agree to execute all documents reasonably necessary for the relevant Party to defend such action and shall provide documents and help with making contact with witnesses that are or were their employees, consultants or otherwise connected to them, whose assistance or testimony is necessary in the reasonable judgment of the lawyers who conduct of the proceedings.

b.                  In no event shall either Party enter into any settlement, consent order, consent judgment or any voluntary disposition of such action that would adversely affect the rights of the other without the prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed.

14.	CONFIDENTIALITY

14.1          Confidential Information. Except as otherwise provided for in this Agreement, the Parties each agree that all information communicated to it before and after the Effective Date of this Agreement (“Information”) will be received in strict confidence, and will be used only for the purposes of this Agreement and will not be disclosed to any Third Party by the recipient Party without the prior written consent of the disclosing Party. Each Party agrees to use the same means it uses to protect its own confidential information, but in no event not less than reasonable means, to prevent the disclosure of such Information to Third Parties. However, neither Party will be prevented from disclosing Information to its counsel or regular public accountants, or from disclosing Information that is (a) already known by the recipient Party without an obligation of confidentiality other than pursuant to this Agreement; (b) publicly known or becomes publicly known other than through an unauthorized act of the recipient Party; (c) rightfully received from a Third Party without obligation of confidentiality; (d) independently developed without the use of the other Party's Information; (f) expressly approved by the disclosing Party for general disclosure; or (g) required to be disclosed pursuant to a requirement of a Governmental Authority or Applicable Laws if the disclosing Party uses its best efforts to provide the recipient Party with notice of this requirement prior to disclosure. Any combination of features or elements comprising Information shall not be deemed to be within the foregoing enumerated exceptions merely because any such individual feature(s) or element(s) are separately in the public domain or in the recipient Party’s possession, as the case may be, unless the combination itself, or its principle of operation, is publicly known or in the recipient Party’s possession.

14.2          Disclosure of Agreement. Except to the extent required by Applicable Laws or as otherwise agreed in writing by the Parties, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed.

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15.	DISPUTE RESOLUTION

15.1          Any controversy, claim or dispute (a “Dispute”) arising out of or in connection with, or relating to, this Agreement, its validity, interpretation, performance, or termination shall be resolved as follows:

a.                   Either Party may provide a written notice to the other Party that a Dispute has arisen and requiring that the matter be submitted to dispute resolution under this Article 15 (a “Dispute Notice”). The Dispute shall immediately be referred to each Party’s CEO (or its designee), respectively, (“Designated Executives”), who shall meet in person at a mutually acceptable time and location or by means of telephone or video conference within thirty (30) Business Days of the Dispute Notice and attempt to negotiate a settlement.

b.                  If the matter remains unresolved after thirty (30) Business Days after the date of the Dispute Notice or if the Designated Executives fail to meet within thirty (30) Business Days of the date of the Dispute Notice, either Party shall be free to pursue any and all remedies that may be available to such Party at law or equity, subject to the provisions on this Agreement.

16.	TERMINATION

16.1          Termination. Either Party shall have the right to terminate this Agreement, effective immediately, upon written notice to the other Party in the event any of the following should occur:

a.                   Bankruptcy. The other Party becomes insolvent; is adjudicated bankrupt; a receiver, trustee or custodian is appointed for it; there is an assignment of the other Party’s business for the benefit of creditors; the other Party liquidates or dissolves; or the occurrence of any action or event involving the other Party which is the equivalent of one or more of the events described in this Section 16.1(a);

b.                  Breach. Either Party shall have the right to terminate this Agreement upon thirty (30) days written notice (the “Written Notice”) if the other Party materially breaches or fails to perform any of its obligations, representations or undertakings hereunder, including, without limitation, CMH’s failure to make payments in accordance with Article 9 of this Agreement, or fails to comply with or acts in any manner which is illegal under Applicable Laws and fails to cure such breach or failure within a thirty (30) day notice period. The Written Notice shall contain details of the breach and shall further require the Breaching Party to remedy the breach and state that a failure to remedy the breach will result in termination of this Agreement.

c.       This Agreement may be terminated at any time during the Term by written mutual agreement between the Parties.

16.2          Effect of Expiration or Termination. In the event of termination of this Agreement for any reason,

a.                   All licenses and rights granted to CMH hereunder shall terminate.

b.                  CMH shall cease to be a distributor of Cytonics, the APIC System and shall immediately cease any reference to its status as a Cytonics distributor and any use of, or reference to, the Marks for any purpose. In such event, CMH shall, at Cytonics’ option, either destroy all promotional materials and all other materials concerning the APIC System or the Marks, or return them to Cytonics. Notwithstanding the foregoing, in the event of termination, CMH shall, at Cytonics’ option, either distribute all APIC Kits then held in inventory subject to the terms of this Agreement, or sell such APIC Kits to Cytonics at CMH’s cost.

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c.                   CMH shall cease all communication with Contract Manufacturers and will no longer order the APIC System, Equipment, or Related Products from any supplier.

d.                  All Options not yet exercised shall terminate.

e.                   All monies in as per 9.1 then owed to Cytonics, hereunder shall become payable based on the sliding scale below and CMH’s obligation to pay any sum of money due, payable or accrued under this Agreement shall survive such termination.

2021 – 20% of remaining amount

2022 – 40% of remaining amount

2023 – 60% of remaining amount

2024 – 80% of remaining amount

2025 – 100% of remaining amount

f.                    CMH shall inform the FDA that it is no longer the manufacturer of record and shall name Cytonics as the manufacturer of record in its place.

g.                  CMH shall furnish Cytonics with all quality documentation

h.                  CMH shall promptly assign all rights to any data and results that it created related to the APIC System to Cytonics.

16.3          Additional Rights. Each Party’s remedies hereunder are in addition to any additional rights and remedies such Party has at law or in equity.

17.	FORCE MAJEURE

17.1          Except with respect to the payment of monies due hereunder and the responsibility to maintain the Information in confidence and to respect the proprietary rights of Cytonics, neither Party shall be responsible for failure to perform hereunder due to causes beyond its reasonable control, including, but not limited to, governmental requirements (including, without limitation, export control laws and regulations), work stoppages, fires, civil disobedience, embargo, war, riots, rebellions, strikes, inability to secure products, raw materials or transport, acts of God, and similar occurrences; provided, however, the Party so affected shall use commercially reasonable and diligent efforts to avoid, remove or mitigate such cause of non-performance. Performance shall be resumed as soon as possible after the cessation of such cause, and the Party not affected by the event of Force Majeure shall have the right in any case to terminate this Agreement if such event extends beyond a period of sixty (60) days.

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18.	INDEMNITY; PRODUCT WARRANTY; DISCLAIMER OF WARRANTIES

18.1          CMH Indemnity Obligations. Except to the extent attributable to a claim subject to Cytonics’ indemnification obligations below, CMH agrees to defend, indemnify and hold Cytonics, its Affiliates and their respective officers, directors, employees and agents harmless from all Third Party claims, losses, damages or expenses arising as a result of: (a) any breach by CMH of any of its representations and warranties in this Agreement; (b) any breach by CMH of any of its covenants or agreements in this Agreement; (c) a patient’s use of the product, including, without limitation, any side effect, adverse reaction, illness, injury, medical expenses incurred, or a violation of a right of privacy; or (d) the negligence or willful acts or omissions of CMH, its employees or agents.

18.2          Cytonics Indemnity Obligations. Except to the extent attributable to a claim subject to CMH’s indemnification obligations above, Cytonics agrees to defend, indemnify and hold CMH, its Affiliates and their respective officers, directors, employees and agents harmless from all Third Party claims, losses, damages or expenses arising as a result of: (a) the negligence or willful acts or omissions of Cytonics, its employees or agents; (b) a breach by Cytonics of any representations or warranties made under this Agreement; or (c) any breach by Cytonics of any of its covenants or agreements in this Agreement; (d) any allegation that the marketing, sale or use of APIC, the APIC System, or other Products by CMH infringes upon any patent, trademark, copyright or other proprietary right of a Third Party, (e) a patient’s use of the product, including, without limitation, any side effect, adverse reaction, illness, injury, medical expenses incurred, or a violation of a right of privacy; or (f) any clinical trials or other research and development activities conducted by or on behalf of Cytonics.

18.3          Procedure. A Party entitled to indemnification under this Article 18 (the “Indemnitee”) that intends to claim indemnification under this Article 18 shall promptly notify the other Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Parties. The indemnity agreement that this Article 18 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 18. The Indemnitee under this Article 18, its employees and agents, shall cooperate fully, with the Indemnitor and its legal representatives, at Indemnitor’s expense, in the investigation and/or defense of any action, claim or liability covered by this indemnification.

18.4          Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, CYTONICS MAKES NO REPRESENTATION NOR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO THE PERFORMANCE OR RESULTS OF THE APIC SYSTEM. ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXCLUDED.

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19.	MISCELLANEOUS

19.1          Waiver. The waiver by either Party of any breach of this Agreement by the other Party in a particular instance shall not operate as a waiver of prior or subsequent breaches of the same or different kind.

19.2          Governing Law. This Agreement shall be governed and interpreted in all respects by and according to the laws of the State of Florida, U.S.A., excluding its choice of law provisions. It is the express intent and agreement of the Parties that the United Nations Convention for the International Sale of Goods shall not apply to this Agreement or to purchase orders hereunder.

19.3          Consent to Jurisdiction. The Parties each hereby irrevocably consent to exclusive jurisdiction in any federal or state court situated in Palm Beach County, Florida, U.S.A. in connection with any and all legal actions and processes relating to this Agreement initiated by CMH or Cytonics and to the service of process, pleadings and notices in connection therewith.

19.4          Independent Contractor. Nothing contained in this Agreement shall be construed as constituting either Party as the partner, broker, employee, servant or agent of the other Party except as otherwise set forth herein. CMH is an independent contractor and neither has nor shall it represent that it has any power, right or authority, to bind Cytonics or to assume or create any obligation or responsibility, express or implied, on behalf of Cytonics or in the name of Cytonics as a sales representative, employee or otherwise. CMH shall be solely responsible for its expenses and those of its employees.

19.5          Notices. All notices under this Agreement shall be in writing and shall be by registered or certified air mail, postage prepaid, return receipt requested, reputable international express courier service providing return notice of receipt, or by telecopy with hard copy to follow immediately via air mail or express courier service in accordance with this Section 19.5, to the addresses set forth below, or at such different addresses as may be designated in writing by like notice from time to time. Such notice shall, when mailed in the manner described above, be effective upon receipt, or, if sent by courier, on the second Business Day in the jurisdiction of the recipient after delivery to the courier, or if given by telecopy, upon receipt thereof by the recipient’s telecopy machine as indicated either in the sender’s identification line produced by recipient’s telecopy machine or in the sender’s transmission confirmation report as produced electronically by sender’s telecopy machine.

To:	Cytonics, Corporation 658 W. Indiantown Road, Suite 214Jupiter, FL 33458 Attention: Joey Bose Phone: 443-827-8135

To:	Christie Medical Holdings Attention: Paul Damiani 200 Technology Park, Suite 1040 Lake Mary, FL 32746

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19.6          Assignment. Except as expressly provided herein, neither Party may assign this Agreement, or any of its interests herein, without the prior written consent of the other Party; provided, however, that (i) either Party may assign this Agreement or any of its rights and obligations hereunder without the consent of the other Party (A) to an Affiliate or (B) in connection with a merger or the sale (by stock or assets) of all or substantially all of the assets of the assigning Party to which this Agreement relates. Assignment of this Agreement by any Party shall not relieve the assignor of its obligations hereunder.

19.7          Change of Control. In the event that CMH is acquired or merges with another organization, whereby, directly or indirectly, control in excess of 50% of CMH, or all or substantially all of its business or assets to which this Agreement relates is acquired by a Third Party in a sale or exchange of stock, merger or consolidation, sale of assets or other similar transaction, CMH shall cause the successor corporation to assume CMH’s obligations hereunder.

19.8          Complete Agreement. This Agreement cancels and supersedes all prior agreements and understandings, oral or written, entered into by the Parties. This Agreement, including the Exhibits appended hereto, sets forth the entire understanding of the Parties with respect to its subject matter and may be changed or amended only by a writing signed by duly-authorized officers of both Parties. All captions and headings contained in this Agreement are for convenience only and are not a part of this Agreement.

19.9          Survival. Articles 11, 12, 14 and 15, Section 16.2, and Articles 18 and 19 shall survive the termination of this Agreement.

19.10      Severability. In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. In such event, the Parties shall use their best efforts to replace such invalid, illegal, or unenforceable provisions by provisions that, to the extent permitted by the Applicable Laws, achieve the purposes intended under such invalid, illegal, or unenforceable provisions, unless the deletion or replacement of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be unreasonable.

19.11      Successors and Assignees. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and other legal representatives and, to the extent that any assignment is permitted hereunder, their assignees.

19.12      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

19.13      English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation

19.14      Further Assurances. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

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19.15      Representation; Interpretation. Each Party has been represented by legal counsel in connection with this Agreement. Each provision of this Agreement shall be interpreted and construed as if it were equally and jointly drafted by the Parties hereto.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement, under seal, as of the day and year hereinabove first written.

Cytonics Corporation

By:	/s/ Joey Bose
Name:Joey Bose
Title:President
Date:April 27, 2020

Christie Medical Holdings

By:	/s/ Scott B. Petrunick
Name:Scott B. Petrunick
Title:Treasurer

By:	/s/ Al Sperry
Name:Al Sperry
Title:CEO

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